Exhibit 4.6
                               GUARANTEE

         This GUARANTEE, dated as of June 27,, 1997, is executed and delivered by Hvide Marine Incorporated, a Florida corporation (the "GUARANTOR"), for the benefit of the Holders (as defined herein) from time to time of the Common Securities (as defined herein) of Hvide Capital Trust, a Delaware statutory business trust (the "ISSUER").

         WHEREAS, pursuant to an Amended and Restated Declaration of Trust, dated as of even date herewith, among the Trustees named therein and the Guarantor, as Depositor, (as may be amended or supplemented from time to time, the "DECLARATION"), the Issuer is issuing 2,000,000 (2,300,000 if the over-allotment option is exercised in full) of its 6 1/2% Trust Convertible Preferred Securities (liquidation preference $50 per preferred security) (the "PREFERRED SECURITIES") representing the preferred undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Declaration;

         WHEREAS, the Preferred Securities will be issued by the Issuer and the proceeds thereof, together from the issuance of all of the common undivided beneficial interests in the assets of the Issuer (the "COMMON SECURITIES") to Guarantor, will be used to purchase the Debentures (as defined in the Declaration) of the Guarantor, which will be deposited with The Bank of New York, as Property Trustee, under the Declaration, as trust assets;

         WHEREAS, as an incentive for the Holders to purchase the Common Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay on a subordinated basis to the Holders of the Common Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

         WHEREAS, the Guarantor is also executing and delivering a Guarantee Agreement (the "PREFERRED GUARANTEE") in substantially identical terms to this Guarantee for the benefit of the holders of the Preferred Securities, except that if an event of default (as defined in the Indenture (as defined herein)), has occurred and is continuing, the rights of holders of the Preferred Securities to receive Guarantee Payments (as defined in the Preferred Guarantee) under the Preferred Guarantee shall not be subordinated to the rights of Holders of Common Securities to receive Guarantee Payments (as defined herein) under this Guarantee.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Common Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers the Guarantee for the benefit of the Holders, from time to time, of the Common Securities as follows:

                              ARTICLE 1
                             DEFINITIONS

         SECTION 1.1. DEFINITIONS.    As used in this Guarantee, the terms set
forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or


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otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration as in effect on the date hereof.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling by or controlled by or under direct common control with such specified Person, provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value $0.001 per share, of the Guarantor.

         "DISTRIBUTIONS" means amounts payable in respect of the Preferred Securities and the Common Securities pursuant to Section 4.1 of the Declaration.

         "EVENT OF DEFAULT" means a default by the Guarantor on any of its payment or other obligations under this Guarantee.

         "GUARANTEE PAYMENTS" means the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Declaration) required to be paid on the Common Securities, to the extent that the Issuer shall have funds on hand available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the "REDEMPTION PRICE"), with respect to the Common Securities called for redemption by the Issuer to the extent the Issuer shall have funds on hand available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer, unless Debentures are distributed to the Holders, the lesser of (a) the aggregate of the liquidation preference of $50 per Common Security plus accumulated and unpaid Distributions thereon to the date of payment, to the extent the Issuer shall have funds on hand available to make such payment at such time, and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "LIQUIDATION DISTRIBUTION").

         "HOLDER" means any holder, as registered on the books and records of the Issuer, of any Common Securities; provided, however, that in determining whether the holders of the requisite percentage of Common Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor, the Guarantee Trustee or any Affiliate of the Guarantor or the Guarantee Trustee.

         "INDENTURE" means the Indenture dated as of June 27, 1997, between the Guarantor and The Bank of New York, as trustee, as amended or supplemented from time to time, pursuant to which the Debentures were issued.

         "LIST OF HOLDERS" has the meaning specified in Section

         "MAJORITY IN LIQUIDATION PREFERENCE OF SECURITIES" means except as provided by the Trust Indenture Act, a vote by the Holder(s), voting separately as a class, of more than 50% of the liquidation preference of all the outstanding Common Securities of the Issuer.

         "PERSON" means any individual, corporation, partnership, trust, joint venture, association, joint stock company, limited liability company, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

                                     ARTICLE 2
                                     GUARANTEE

         SECTION 2.1. GUARANTEE. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert other than the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

         SECTION 2.2. WAIVER OF NOTICE AND DEMAND. The Guarantor hereby waives notice of acceptance of the Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against, the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice or redemption and all other notices and demands.

         SECTION 2.3. OBLIGATIONS NOT AFFECTED. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer;

                  (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities;

                  (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the


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         Issuer granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

                  (e) any invalidity of, or defect or deficiency in, the Common Securities;

                  (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                  (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders or the Trust to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

         SECTION 2.4. RIGHTS OF HOLDERS. The Guarantor expressly acknowledges that:

         (a) this Guarantee will be deposited with the Trust to be held for the benefit of the Holders;

         (b)      Each Holder shall have the right to enforce this Guarantee;

         (c) the Holders of a Majority in Liquidation Preference of the Common Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust in respect of this Guarantee or to direct the exercise of any trust or power conferred upon the Trust under this Guarantee;

         (d) any Holder may institute a legal proceeding directly against the Guarantor to enforce such Holder's rights under this Guarantee, without first instituting a legal proceeding against the Issuer or any other Person;

         (e) if an Event of Default with respect to the Debentures constituting the failure to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable has occurred and is continuing, the any Holder shall have the right, which is absolute and unconditional, to proceed directly against the Guarantor to obtain Guarantee Payments without instituting a legal proceeding against the Issuer or any other Party ; and

         (f) Guarantor hereby waives any right or remedy to require that any action be brought against the Issuer, or any other Person, before proceeding directly against the Issuer.

         SECTION 2.5. GUARANTEE OF PAYMENT. This Guarantee creates a guarantee of payment


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and not of collection. This Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Debentures to Holders as provided in the Declaration.

         SECTION 2.6. SUBROGATION. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee and shall have the right to waive payment by the Issuer pursuant to Section 2.1; provided, however, that the Guarantor shall not (except to the extent required which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

         SECTION 2.7. INDEPENDENT OBLIGATIONS. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Common Securities and that the Guarantor shall be liable as principal and as debt or hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3.

                                 ARTICLE 3
                          COVENANTS AND SUBORDINATION

         SECTION 3.1. SUBORDINATION. The Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all liabilities of the Guarantor and pari passu with any guarantee now or hereafter entered into by the Guarantor in respect of the Preferred Securities or of any preferred or preference stock of any affiliate of the Guarantor; provided, however, upon the occurrence and during the continuance of an Event of Default under the Declaration, the rights of the Holders of Common Securities to receive Guarantee Payments will be subordinated to the rights of the holders of the Preferred Securities.

         SECTION 3.2.  CERTAIN COVENANTS OF THE GUARANTOR.

                  (a) Guarantor covenants and agrees that if and so long as (i) the Issuer is the holder of all the Debentures, (ii) a Tax Event (as defined in the Declaration) in respect of the Issuer has occurred and is continuing and
(iii) the Guarantor has elected, and has not revoked such election, to pay Additional Sums (as defined in the Declaration) in respect of the Common Securities and Preferred Securities, the Guarantor will pay to the Issuer such Additional Sums

                  (b) The Guarantor covenants and agrees that it will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation, payment with respect to, any of the Guarantor's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Guarantor that rank pari passu with or junior to the Debentures (other than (A) any dividend, redemption, liquidation, interest, principal or guarantee payment by Guarantor where the payment


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is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (B) payments under this Agreement,
(C) purchases of Class A Common Stock related to the issuance of Class A Common Stock under any of the Guarantor's benefit plans for its directors, officers or employees, (D) as a result of a reclassification of the Guarantor's capital stock or the exchange or conversion of one series or class of the Guarantor's capital stock for another series or class of the Guarantor's capital stock and
(E) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (1) there shall have occurred and be continuing any event of which the Guarantor has actual knowledge that, with the giving of notice or the lapse of time, or both, would constitute an "Event of Default" under the Indenture with respect to the Debentures, (2) the Guarantor shall be in default with respect to its payment of any obligations under the Guarantee or (3) the Guarantor shall have given notice of its selection of an Extension Period (as defined in the Indenture) as provided in the Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

                  (c) The Guarantor covenants and agrees (i) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor Persons in transactions which are permitted by Article 8 of the Indenture may succeed to the Guarantor's ownership of the Common Securities,
(ii) not to voluntarily terminate, wind-up or liquidate the Issuer, except (A) in connection with a distribution of the Debentures to the holders of the Common Securities in liquidation of the Issuer or (B) in connection with certain mergers, consolidations or amalgamations permitted by the Declaration, (iii) to use its reasonable efforts, consistent with the terms and provisions of the Declaration, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a Corporation for United States Federal Income tax purposes, (iv) for so long as Common Securities are outstanding, not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the Declaration) by a Holder, (v) to maintain the reservation for issuance of the number of shares of Class A Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (vi) to deliver shares of Class A Common Stock upon an election by Holder to convert such Common Securities into or for Class A Common Stock, and (vii) to honor all obligations relating to the conversion or exchange of the Common Securities into or for Class A Common Stock or Debentures.



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                                ARTICLE 4
                               TERMINATION

         SECTION 4.1. TERMINATION. This Guarantee shall terminate and be of no further force and effect upon (a) full payment of the Redemption Price (as defined in the Declaration) of all Common Securities, (b) the distribution, if any, of Debentures to the Holders in exchange for all of the Common Securities,
(c) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer or (d) upon the distribution, if any, of Class A Common Stock the Holders of the Common Securities in respect of the conversion of all such Holders' Common Securities into Class A Common Stock. Notwithstanding the foregoing, this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Common Securities or this Guarantee.

                                   ARTICLE 5
                                 MISCELLANEOUS

         SECTION 5.1. SUCCESSORS AND ASSIGNS. All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Common Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under
Article 8 of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder.

         SECTION 5.2. AMENDMENTS. Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Preference of the Securities. The provisions of Article 6 of the Declaration concerning meetings of the Holders shall apply to the giving of such approval.

         SECTION 5.3. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows: (a) if given to the Guarantor, to the address set forth below or such other address as the Guarantor may give notice of to the Holders:

         Hvide Marine Incorporated
         2200 Eller Drive
         Fort Lauderdale, Florida 33316
         Phone No.:        (954) 523-2200
         Facsimile No.:             (954) 462-1459
         Attention:  General Counsel

        (b) if given to the Issuer, at the Issuer's address set forth below or such other address as the Issuer may give notice of to the Holders:

         Hvide Capital Trust
         c/o Hvide Marine Incorporated
         2200 Eller Drive
         Fort Lauderdale, Florida 33316
         Phone No.:  (954) 523-2200
         Facsimile No.: (954) 462-1459

         Attention:  General Counsel

with a copy to:

         The Bank of New York
         101 Barclay Street, Floor 21 West
         New York, New York 10286
         Phone No.:        (212) 815-5735
         Facsimile No.:             (212) 815-5915
         Attention:     Corporate Trust Administration

                  (c) if given to any Holder, at the address set forth on the books and records of the Issuer.

         All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

         SECTION 5.4. BENEFIT. This Guarantee is solely for the benefit of the Holders and is not separately transferable from the Common Securities.

         SECTION 5.5. INTERPRETATION. In this Guarantee, unless the context otherwise requires:

                  (a) capitalized terms used in this Guarantee but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

                  (b) a term defined anywhere in this Guarantee has the same meaning throughout;

                  (c) all references to "the Guarantee" or "this Guarantee" are to this Guarantee as modified, supplemented or amended from time to time;

                  (d) all references in this Guarantee to Articles and Sections are to Articles and Sections of this Guarantee unless otherwise specified;


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                  (e) a reference to the singular includes the plural and vice versa; and

                  (f) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

         SECTION 5.6. INTERPRETATION. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW
PRINCIPLES THEREOF.

         THIS INSTRUMENT MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS, EACH OF WHICH SO EXECUTED SHALL BE DEEMED TO BE AN ORIGINAL, BUT ALL SUCH COUNTERPARTS SHALL TOGETHER CONSTITUTE BUT ONE AND THE SAME INSTRUMENT.




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         THIS GUARANTEE is executed as of the day and year first above written.

                                      HVIDE MARINE INCORPORATED


                                      By:...................................
                                         Name:
                                         Title: